Exhibit 23

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Nos. 333-19951, 333-41199, 333-61489, 333-79147, and 333-116226) on Forms S-3 and in the Registration Statements (Nos. 333-03583, 333-45742, 333-87488, 333-101691, 333-114643, 333-137497, 333-183979, and 333-198694) on Forms S-8 of Patterson Companies, Inc. of our report dated September 30, 2014, relating to our audit of the consolidated financial statements of Animal Health International, Inc. and Subsidiaries as of and for the years ended June 30, 2014 and 2013, included in this Current Report on Form 8-K/A.

/s/ McGladrey LLP

Denver, Colorado

September 1, 2015